November 26, 2013

Mr. Christopher DeMuth, Jr.

Managing Member

Rangeley Capital, LLC

3 Forest Street

New Canaan, Connecticut 06840

Dear Mr. DeMuth:

I am writing in response to your letter of November 20, 2013 and as a follow-up to our telephone discussion yesterday.

As we discussed, our directors are very engaged in high level strategic planning. Since the completion of the Company’s second-step conversion in December 2009, the Board of Directors has undertaken an annual strategic review that is always wide in scope. With the assistance of our financial advisor and legal counsel, the Board looks at the M&A landscape, capital management strategies, charter options, succession planning, risk management – all of the things that you would expect a Board to consider.

We have never ruled out a merger or acquisition as an option for generating value for our shareholders; in fact, we have stated many times since the completion of our second-step that no strategy is “off the table.” We have reviewed M&A alternatives at each of our annual reviews and expect to continue to do so. We have observed the current M&A market to be challenging and pricing to be uneven. We consider a sale of the company to be one alternative out of many, which we compare to the other alternatives we have available to us at the time, including our prospects for continuing to increase our value as an independent company.

Since the second-step conversion, we have successfully completed an in-market acquisition, repurchased stock and redeemed a portion of our trust preferred securities. Coincidentally, just a few hours before we received your letter, our Board of Directors approved a new stock repurchase plan. Going forward, I expect that our Board will consider redeeming more of our trust preferred securities and, to the extent that market conditions permit, repurchasing more of our common stock. We will also continue to keep abreast of changes in the M&A landscape and in our market area. All of these strategies are consistent with our goal: continuing to build value for all of our shareholders.

Sincerely,

/s/ Robert A. Previti, Ed.D.	/s/ Steven E. Brady
Robert A. Previti, Ed.D.	Steven E. Brady
Chairman	President and CEO